Exhibit 10.10

Execution Copy

AMENDED MANAGEMENT AGREEMENT

This Amended Management Agreement (the “Agreement”) is entered into as of March 20, 2009 (the “Amendment Date”) by and between J.W. Childs Associates, L.P., a Delaware limited partnership (the “Consultant”), Mattress Intermediate Holdings, Inc., a Delaware corporation (“Intermediate Holdings”), Mattress Holding Corp., a Delaware corporation (the “Company”) and Mattress Firm, Inc., a Delaware corporation (“Mattress Firm”).

Intermediate Holdings, the Company and Mattress Firm, and any of their direct or indirect subsidiaries that receive services performed by the Consultant under this Agreement, are hereinafter referred to as the “Clients”.  The Consultant and the Clients are hereinafter referred to as the “Parties”.

RECITALS

A.            The Consultant is specifically skilled in corporate finance, strategic corporate planning and other management services.

B.            The Consultant, the Company and Mattress Firm entered into a Management Agreement (the “Original Management Agreement”) on January 18, 2007 in connection with the acquisition by investment funds indirectly controlled by the Consultant (the “JWC Funds”) of an indirect controlling interest in the capital stock of the Company (the “Acquisition”).

C.             Concurrently with the execution and deliver of this Agreement, the Company, Intermediate Holdings and the holders of the Company’s senior subordinated loans (the “Mezzanine Lenders”) intend to consummate a transaction (the “Mezzanine Restructuring”) pursuant to which, among other things, Intermediate Holdings will become the obligor under those senior subordinated loans and the Company will be released therefrom, all as more fully set forth in the Amended and Restated Loan Agreement (the “Mezzanine Loan Agreement”) dated as of the date hereof among Intermediate Holdings, the Mezzanine Lenders and TCW/Crescent Mezzanine Partners IV, L.P., as administrative agent (the “Administrative Agent”).

D.             J.W. Childs Equity Partners III, L.P., which is one of the JWC Funds, has agreed pursuant to a letter to Mattress Interco, Inc., a Delaware corporation and parent company of Intermediate Holdings (“Mattress Interco”), dated the date hereof to make or cause there to be made up to $17,000,000 in additional equity investments in Mattress Interco, to be contributed to the capital of the Company, subject to the terms and conditions contained in that letter (the “Equity Support Letter”).

E.             The Company, Mattress Firm and their subsidiaries continue to require the Consultant’s special skills and management advisory services in connection with their general business operations and therefore desire to continue the arrangements in place under the Original Management Agreement, but as an inducement to the Mezzanine Lenders to consummate the Mezzanine Restructuring, which is expected to benefit the JWC Funds’ indirect equity investment in the Company and therefore benefit the Consultant, the Company, Mattress Firm and the Consultant have agreed to amend the Original Management Agreement on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the promises hereinafter set forth, Intermediate Holdings, the Company, Mattress Firm and the Consultant, intending to be legally bound, do hereby agree as follows:

1.             Engagement.  Intermediate Holdings hereby engages, and the Clients (other than Intermediate Holdings) hereby reconfirm their engagement, of the Consultant for the Term (as hereinafter defined) and upon the terms and conditions herein set forth to provide consulting and management advisory services to the Clients and/or any of their subsidiaries, as requested from time to time by the Clients and/or any of their subsidiaries.  These services will be in the field of financial and strategic corporate planning and such other management areas as the Consultant and the Clients shall mutually agree.  In consideration of the compensation to the Consultant herein specified and the benefit that is expected to inure to the JWC Funds and the Consultant by virtue of the transactions contemplated by the Mezzanine Restructuring, the Consultant reconfirms its acceptance of such engagement and its agreement to perform the services specified herein.

2.             Term.  The engagement hereunder shall be for a term commencing on the Amendment Date and expiring on January 18, 2013 (the “Initial Term”).  Upon expiration of the Initial Term, this Agreement shall automatically extend for successive periods of one (1) year each unless the Consultant or the Company shall give notice to the other at least ninety (90) days prior to the end of the Initial Term (or any annual extension thereof) indicating that it does not intend to extend the term of this Agreement; provided, however, that (a) either the Consultant or the Company will have the right to terminate this Agreement following a material breach of the terms of this Agreement by the other party hereto and a failure to cure such breach within thirty (30) days following written notice thereof and (b) the Consultant may terminate this Agreement for any reason upon not less than ten (10) days written notice to the Company; and provided further that each of (i) the obligations of Intermediate Holdings, the Company and Mattress Firm under Section 5.2 below, (ii) any and all accrued and unpaid obligations of the Company and Mattress Firm owed under Section 5.1 below and (iii) the provisions of Section 5.3, Section 5.4 and Sections 6 through 16 below shall survive any termination of this Agreement to the maximum extent permitted under applicable law.  The Initial Term, together with all such annual extensions of the Initial Term, is referred to herein as the “Term.”

3.             Services to be Performed.  The Consultant shall devote reasonable time and efforts to the performance of the consulting and management advisory services contemplated by this Agreement.  However, no minimum number of hours is required to be devoted by the Consultant on a weekly, monthly, annual or other basis.  The Consultant may perform services under this Agreement directly, through its employees or agents, or with such outside consultants as the Consultant may engage for such purpose.  Each Client acknowledges that such services to them will not be exclusive, and that the Consultant and its affiliates will render similar services to other persons.  In providing services to each Client, the Consultant will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that neither party has the right or ability to contract for or on behalf of the other party or to effect any transaction for the account of the other.

4.             Confidentiality.  The Consultant shall hold in confidence all proprietary and confidential information of the Clients and/or any of their subsidiaries which may come into the Consultant’s possession or knowledge as a result of its performance of services hereunder, exercising a degree of care in maintaining such confidence as is used by the Consultant to protect its own proprietary or confidential information that it does not wish to disclose.  The Consultant shall use all reasonable efforts to ensure that its employees, agents and outside consultants similarly maintain the confidentiality of such proprietary and confidential information of the Clients and/or any of their subsidiaries.

5.             Compensation; Expense Reimbursement.

5.1.          Management Fee.

5.1.1             Except as otherwise provided in Section 5.1.2, in consideration of the Consultant’s ongoing management advisory services hereunder, the Consultant shall be paid an aggregate annual fee (hereinafter the “Management Fee”) equal to $360,000, which Management Fee shall be paid to the Consultant by Intermediate Holdings, the Company and/or Mattress Firm in equal monthly installments of $30,000 per month; provided that the monthly installment due in respect of any calendar month during which the Term commences shall be appropriately pro-rated for the number of days in such calendar month for which the Term was in effect.  Except as otherwise provided in Section 5.1.2, such Management Fee is to be paid monthly in arrears on the first day of each calendar month.

5.1.2             During the period commencing on the Amendment Date and ending on the first Interest Payment Date (as defined in the Mezzanine Loan Agreement) after the Amendment Date that Intermediate Holdings pays all interest due under the Mezzanine Loan Agreement on that Interest Payment Date in cash rather than in kind (the “Deferral Period”), all payments in respect of the Management Fee that would otherwise be due and payable pursuant to Section 5.1.1 (each such payment otherwise due and payable, a “Deferred Fee”) will be deferred and, until paid in cash in accordance with this Section 5.1.2, will bear interest at a per annum rate of 16%, compounded quarterly and accruing daily in arrears, calculated on the basis of a 365-day year.  Provided that the condition specified in the next sentence is then satisfied, all Deferred Fees, together with all interest accrued thereon, will become immediately due and payable in cash by Intermediate Holdings on the earlier of (a) the first anniversary of the first Interest Payment Date after the Amendment Date that begins a period of 365 consecutive days throughout which Intermediate Holdings pays all interest due under the Mezzanine Loan Agreement on each Interest Payment Date during such period in cash rather than in kind and (b) the first date after the Amendment Date as of which Intermediate Holdings has made, in the aggregate, $15 million or more in cash payments in respect of the principal amount of the loans outstanding under the Mezzanine Loan Agreement.  The Consultant will be entitled to receive payment of the Deferred Fees only if, at the time the Deferred Fees become due and payable under the preceding sentence, the Consultant is then engaged by the

Clients or any of their successors or assigns to provide services that are of the type contemplated by this Agreement.

5.2.          Expenses.  The Company and/or Mattress Firm will pay on demand all expenses incurred by the Consultant or by the JWC Funds: (i) in connection with this Agreement, the Acquisition, the Mezzanine Restructuring or any related transactions, (ii) relating to operations of, or services provided by the Consultant to, the Clients or their affiliates from time to time or (iii) otherwise in any way relating to the Clients or in any way relating to, or arising out of, any of the JWC Funds’ equity investments in Mattress Holdings, LLC or any of its affiliates.  Without limiting the generality of the foregoing, the Clients agree to pay on demand all expenses incurred by the Consultant and the JWC Funds (or any of them) in connection with, or relating to, (x) the preparation, negotiation and execution of this Agreement and any other agreement executed in connection with, or related to, this Agreement, the Acquisition, the Mezzanine Restructuring, the JWC Funds’ equity investments in Mattress Holdings, LLC or any of its affiliates or the consummation of the transactions contemplated hereby or thereby or (y) any and all amendments, modifications, restructurings and waivers, and exercises and preservations of rights and remedies relating to any of the foregoing, and in each case specifically will include the fees and disbursements of Ropes & Gray LLP, special counsel to the Consultant and the JWC Funds, Ernst & Young, LLP, accountant to the Consultant and the JWC Funds and any other consultants or advisors retained by the Consultant, the JWC Funds or their respective consultants or advisors and any out-of-pocket expenses incurred by the Consultant in connection with the provision of services to the Clients from time to time or the attendance at any meeting of the board of directors (or any committee thereof) of the Clients or any of their affiliates.  Notwithstanding the foregoing, amounts invested as debt or equity securities of Mattress Interco or Mattress Holdings, LLC pursuant to the Note Purchase Agreement dated as of the date hereof between Mattress Interco, Mattress Holdings, LLC and JWC Equity Funding III, Inc. or pursuant to the Equity Support Letter shall not be subject to reimbursement as an expense hereunder.  Consultant may from time to time establish an estimated monthly reimbursement rate whereby the Company and/or Mattress Firm shall remit on a monthly basis a fixed sum to offset Consultant’s estimated expenses.  Consultant shall periodically reconcile the Company’s and/or Mattress Firm’s estimated expense payments with actual expenses, and the parties shall adjust future expense reimbursement payments accordingly.

5.3.          Form of Payment.  Each cash payment made pursuant to this Agreement will be paid by wire transfer of immediately available federal funds to such account(s) as the Consultant may specify to the Company or Intermediate Holdings in writing prior to such payment.

5.4.          Joint and Several Obligations.  Except for the payments required of Intermediate Holdings under Section 5.1.2., with respect to which Intermediate Holdings will be solely responsible, Intermediate Holdings, the Company and Mattress Firm will be jointly and severally obligated to pay to the Consultant all fees, expenses and other amounts set forth in this Section 5.

6.             Indemnification.  In addition to their other agreements and obligations under this Agreement, the Clients agree, jointly and severally, to indemnify and hold harmless the

Consultant and each JWC Fund and each of their respective affiliates, including officers, directors, stockholders, partners, members, employees, advisors and agents (collectively, the “Indemnitees”) from and against any and all claims, liabilities, losses and damages or actions, suits or proceedings in respect thereof, including without limitation reasonable attorney’s fees and charges (collectively, the “Obligations”), as and when incurred by the Indemnitees, in any way related to or arising out of the performance by the Consultant of services under this Agreement, and to reimburse the Indemnitees for reasonable out-of-pocket legal and other expenses (“Expenses”) as and when incurred by any of them in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with the Consultant’s performance of services under this Agreement (whether or not such Indemnitee is a named party in such proceeding), and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Clients hereby agree to make the maximum contribution to the payment and satisfaction of each of the indemnifiable Obligations and reimbursable Expenses which is permissible under applicable law; provided, however, that the Clients shall not be responsible under this Section 6 for any Obligations or Expenses incurred by an Indemnitee to the extent that such Obligations and Expenses are finally determined by a court of competent jurisdiction (in an action to which such Indemnitee is a party) to have resulted from such Indemnitee’s gross negligence or willful misconduct.

7.             Disclaimer and Limitation of Liability; Opportunities.

7.1.          Disclaimer; Standard of Care. The Consultant makes no representations or warranties, express or implied, in respect of the services to be provided by it hereunder.  The Consultant will not be liable, in any event, to the Clients or any of their affiliates for any act, alleged act, omission or alleged omission on the part of the Consultant that does not constitute gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction.

7.2.          Freedom to Pursue Opportunities.  In recognition that the Consultant and its affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Consultant or its affiliates may serve as an advisor, a director or in some other capacity, and recognition that the Consultant and its affiliates have myriad duties to various investors and partners, and in anticipation that the Clients and the Consultant (or one or more affiliates, associated investment funds or portfolio companies, or clients of the Consultant) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Clients hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 7 are set forth to regulate, define and guide the conduct of certain affairs of the Clients as they may involve the Consultant.  Except as the Consultant may otherwise agree in writing after the date hereof:

7.2.1             The Consultant and each of its officers, directors, employees, partners, affiliates and associated entities shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly:  (A) engage in the same or similar business activities or lines of business as any Client, including those competing with any Client and (B) do business with any client or customer of any Client;

7.2.2             Neither the Consultant nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to any Client or any affiliate of any Client for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein; and

7.2.3             In the event that the Consultant acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any Client or any other person, the Consultant shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to any Client and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to any Client or any of affiliate of any Client for breach of any duty (contractual or otherwise) by reason of the fact that the Consultant directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Clients.

8.             Third-Party Beneficiaries.  All Indemnitees not signatory to this Agreement are intended beneficiaries of Section 6 of this Agreement.

9.             Notices.  All notices hereunder, to be effective, shall be in writing and shall be mailed by first class certified mail, postage prepaid, as follows:

(i)            If to the Consultant, addressed to it at:

J.W. Childs Associates, L.P.

111 Huntington Avenue, Suite 2900

Boston, Massachusetts 02199

Attention:  Adam L. Suttin

David A. Fiorentino

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention:  Adolfo R. Garcia

(ii)           If to Intermediate Holdings, the Company or to Mattress Firm, addressed to the Company at:

Mattress Holding Corp.

5815 Gulf Freeway

Houston, TX 77023

Attn:  Jim R. Black

10.           Modifications.  This Agreement amends the Original Management Agreement and constitutes the entire agreement among the Parties hereto with regard to the subject matter hereof with respect to all periods commencing on or after the Amendment Date, superseding, except to the extent set forth in the next sentence, all prior understandings and agreements, whether written or oral, with respect to that subject matter.  Without otherwise limiting the generality of the foregoing sentence, the Parties agree that this Agreement does not in any way affect any rights, interests, claims, obligations or liabilities arising under the Original Management Agreement with respect to any period ending prior to the Amendment Date, as to which the Original Management Agreement will continue to apply.  This Agreement may not be amended, waived or revised except by a writing signed by the Parties; provided, however, that neither Section 5.1 above nor this proviso may be amended, waived or revised without the prior written consent of TCW/Crescent Mezzanine IV, L.P. as Administrative Agent for the lenders under the Mezzanine Loan Agreement.  No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

11.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but may not be assigned by any Party without the prior written consent of the other Parties hereto.  Notwithstanding the foregoing, (a) the Consultant may assign all or part of its rights and obligations hereunder to any affiliate of the Consultant which provides services similar to those called for by this Agreement, in which event the Consultant will be released of all of its rights and obligations hereunder and (b) the provisions hereof for the benefit of the JWC Funds will inure to the benefit of their successors and assigns.

12.           Captions.  Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provision and shall not affect the validity of any other provision.

13.           Governing Law; Jurisdiction; Service of Process.  This Agreement shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of New York, or if it has or can acquire jurisdiction, in any United States District Court for the Southern District of New York, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of New York.

14.           WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION,

SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE.  EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY EACH OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 14 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

15.           Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

16.           Counterparts.  This Agreement may be executed in several counterparts each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have duly executed this Amended Management Agreement as of the date first above written.

J.W. Childs Associates, L.P.

By:	J.W. Childs Associates, Inc.,
General Partner

By:	/s/ Adam L. Sutin
Name: Adam L. Suttin
Title: Authorized Person

Signature page to Amended Management Agreement

Mattress Intermediate Holdings, Inc.

By:	/s/ Jim R. Black
Name: Jim R. Black
Title: Chief Financial Officer

Mattress Holding Corp.

By:	/s/ Jim R. Black
Name: Jim R. Black
Title: Chief Financial Officer

Mattress Firm, Inc.

By:	/s/ Jim R. Black
Name: Jim R. Black
Title: Chief Financial Officer

Signature page to Amended Management Agreement